Exhibit 10.3 Agreement between us and C. Dillow & Company, Inc.

                                    AGREEMENT

This Agreement (the "Agreement") is made this 12th day of February, 2003 between
C. Dillow & Company, Inc. a California Corporation (herein referred to as
"the Consultant") and Innovative Designs, Inc., a Delaware Corporation (the
"Company").

                                  WITNESSETH:

WHEREAS, the Consultant has extensive experience in publishing, public relations, and direct marketing in various industries.

WHEREAS, the Company desires to retain the services of the Consultant to perform services; and

NOW THEREFORE, IN EXCHANGE FOR GOOD AND VALUABLE CONSIDERATION, THE RECEIPT OF
WHICH IS HEREBY ACKNOWLEDGED, THE PARTIES AGREE AS FOLLOWS:

1. Appointment
The Company hereby appoints and engages Consultant as its advisor and hereby retains and employs Consultant on the terms and conditions of this Consulting
Agreement. Consultant accepts such appointment and agrees to perform the services upon the terms and conditions of said Consulting Agreement.

2. Term and Commencement Period. The services of Consultant described in paragraph 3 below shall commence within fifteen days after the Company provides written notification to the Consultant that services are to commence (the
"Commencement Date"). In the event, Consultant does not receive written notification from the Company that services are to commence within twenty four months after execution of this agreement, this agreement shall become null and void and the parties hereto shall be released from liability hereunder.
Consultant shall provide services for a period of six months after the date commencement period begins.

3. Services. The Consultant agrees to perform, as requested by the Company, the following services for the Company. These services include, but are not limited to:
(a) Assist the Company in developing, creating and providing factual information and in developing and implementing a strong market awareness for the Company and its business operations;
(b) Prepare a comprehensive analytical report that highlights the Company's industry, opportunities, trends and potential;
(c) Develop and create a public relations campaign for the Company's business;
(d) Aid, advise and assist the Company in establishing a means of securing local and nationwide media interest and coverage of the Company;
(e) Aid, consult, prepare and deliver "due diligence" packages requested by and furnished to registered broker/dealers and/or other institutional and/or fund managers as requested by the Company;

4. Where Services Shall be Performed. Consultant's services shall be performed at the main office location of the Consultant.

5. Limitations of Services. The Consultant's activities pursuant to this
Agreement or as contemplated by this Agreement do not constitute and shall not constitute acting as a securities broker or dealer under Federal or State securities laws. Further, the Consultant shall not receive any compensation of any form for introducing or locating a potential investor or members of the financial community to the Company. The Consultant recognizes that certain responsibilities and obligations are imposed by Federal and State securities laws and by the applicable rules and regulations of stock exchanges, the
National Association of Securities Dealers, in-house "due diligence" or
"compliance" departments of brokerage houses, etc. Accordingly, the Consultant agrees as follows:
a. The Consultant shall not release any financial or other information or data about the Company or the services to be provided hereunder without the written consent and approval of the Company. Further, the Consultant shall not release to the public, in any forum or through any medium, any financial or other information or data about the Company or the services to be provided hereunder, prior to the effective date of the Form SB-2 Registration Statement.
b. The Consultant shall not conduct any meetings with financial analysts without informing the Company in advance of any proposed meeting, the format or agenda of such meeting and the Company may elect to attend such meeting.
c. The Consultant shall not release any information or data about the Company to any selected or limited person(s), entity, or group if the Consultant is aware that such information or data has not been generally released or promulgated.
d. The Consultant shall comply with Section 17(b) of the Securities Act of 1933 regarding any publication, notice, circular, advertisement, newspaper, article, letter, investment service, or communication describing the Company or its securities which is disseminated, released, circulated, or published by the
Consultant by use of any means or instruments of transportation or communication in interstate commerce or by the use of the mails by the Consultant. The
Consultant shall comply with Section 17(b) of the Securities Act of 1933 by disclosing in any such publication: (a) the type consideration, including cash, common stock, preferred stock, or any other form of security the Consultant has received or will receive; (b) the amount of the consideration; and (c) whether such consideration has been received or will be received. Further, the
Consultant will disclose (a) - (b) whether or not such consideration was received or will be received directly or indirectly from the Company, an underwriter or dealer.

6. Non-exclusive Relationship and Time Commitment. The Consultant shall use its best efforts in the performance of its services described herein. Nothing in this Agreement shall be construed as limiting the Consultant's right to represent any other person or entity other than the Company.

7. Fees. The Company shall pay to the Consultant for Consultant's services a total fee of $5,000 and 500,000 shares of the Company's common stock ("the shares"). The 500,000 shares of the Company's common stock shall be registered on the Company's Form SB-2 Registration Statement. The cash portion of the fee in the amount of $5,000 shall be paid upon execution of this agreement. The share portion of the fee shall be delivered to Consultant as follows:
i)  200,000 shares prior to the date that Consultant's services are to commence;
ii) 200,000 shares 45 days after services are commenced; and
iii)100,000 shares 90 days after services are commenced.

The shares upon issuance shall bear the following restrictive legend:
"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY
NOT BE SOLD, TRANSFERRED, PLEDGED, OR HYPOTHECATED WITHOUT EITHER: i)
REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE
SECURITIES LAWS, OR ii) SUBMISSION TO THE CORPORATION OF AN OPINION OF COUNSEL,
SATISFACTORY TO THE CORPORATION THAT SAID SHARES AND THE TRANSFER THEREOF ARE
EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 AND
APPLICABLE STATE SECURITIES LAWS."

8. Costs. All fees shall be inclusive of costs and the services of the
Consultant shall include all costs of providing services hereunder.

9. Indemnity. In connection with the Consultant's engagement hereunder, the
Consultant agrees that it will indemnify, hold harmless and defend the Company and its affiliates, any director, officer, agent or employee of the Company or any of its affiliates and each other person, if any, controlling the Company or any of its affiliates and each of their successors and assigns (collectively, the "Company Group") against and in respect of any and all losses, damages, claims, obligations, demands, actions, suits, proceedings, assessments, liabilities, judgments, recoveries and deficiencies, costs and expenses
(including, without limitation, reasonable attorneys' fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation, claim, proceeding or demand), all on an after-tax basis, less any amounts actually paid as insurance reimbursement, of any kind or character
(collectively, a "Company Loss"), (i) related to, arising out of or result from
(A) oral or written information provided by or disseminated by the Consultant, the Consultant's employees or its other agents, for use by the Consultant without the Company's consent; (B) other action or failure to act by the
Consultant, its employees or its other agents of the Consultant; or (C) any breach of, or failure by the Consultant to fully perform, or any inaccuracy in, any of the representations, warranties, covenants or agreements of the
Consultant in this Agreement. The Indemnity obligations under this Agreement shall survive the termination of this Agreement for a period of one (1) years.

10. Acknowledgments and Representations.
(a) The Company recognizes and confirms that in performing its duties pursuant to this Agreement, the Consultant will be using and relying upon data, material and other information furnished by the Company, its employees and representatives (the "Information"). The Company hereby agrees and represents that all Information furnished to the Consultant in connection with this
Agreement shall be materially accurate and complete at the time furnished, and that if the Company is aware that such information, in whole or part, becomes materially inaccurate, misleading or incomplete during the term of the
Consultant's engagement hereunder, the Company shall so advise the Consultant and the Consultant shall correct any such inaccuracy or omission. To the extent consistent with legal requirements, all Information, unless publicly available or otherwise available to the Consultant without restriction or breach of any confidentiality agreement, will be held by the Consultant in confidence and will not be disclosed to anyone other than the Consultant's agents and advisors without the Company's prior written approval or used for any purpose other than those referred to in this Agreement.

11.  Termination of Agreement
This Consulting Agreement may be terminated as follows:
a.  Upon the bankruptcy or liquidation of the other party; whether voluntary or involuntary;
b.  Upon the other party taking the benefit of any insolvency law;
c.  Upon the breach by either party of the terms of this agreement; and
d.  Upon the other party having or applying for a receiver appointed for either party.

12. Attorneys Fees
In the event either party is in default of the terms or conditions of this
Consulting Agreement and legal action is initiated or suit be entered as a result of such default, the prevailing party shall be entitled to recover all costs incurred as a result of such default including all costs, reasonable attorney fees, expenses and court costs through trial, appeal and to final disposition.

13. Non-waiver
The failure of either party, at any time, to require any such performance by any other party shall not be construed as a waiver of such right to require such performance, and shall in no way affect such party's right to require such performance and shall in no way affect such party's right subsequently to require full performance hereunder.

14. Ownership of Materials
All right, titles and interest in and to materials to be produced by the
Consultant in connection with this Consulting Agreement and other services to be rendered under said Consulting Agreement shall be and remain the sole and exclusive property of the Company.

15. Notices. All notices, requests, consents and other communications under this
Agreement shall be in writing and shall be delivered by hand or fax or mailed by overnight courier or first class certified or registered mail, return receipt requested, postage prepaid and properly addressed as follows:

If to The Consultant:
Attn: Chad Dillow
C. Dillow & Company
706 Nyes Place
Laguna Beach, CA 92651

If to the Company:
Innovative Designs Inc.
223 North Main Street, Suite 1
Pittsburgh, Pennsylvania 15215

Any party may change its address for purposes of this provision by giving the other party written notice of the new address in the manner set forth above.
Notice will be conclusively deemed to have been given when personally delivered, or if given by mail, on the second day after being sent by overnight courier or on the third day after being sent by first class, registered or certified mail, or if given by fax, when confirmation of transmission is indicated by the sender's fax machine.

15. Independent Contractor. The Consultant shall provide said services as an independent contractor, and not as an employee or of any company affiliated with the Company.

16. Arbitration. All controversies, disputes or claims arising out of or relating to this Agreement shall be resolved by binding arbitration. The arbitration shall be conducted in accordance with the Commercial Arbitration
Rules of the American Arbitration Association. All arbitrators shall possess such experience in, and knowledge of, the subject area of the controversy or claim so as to qualify as an "expert" with respect to such subject matter. The governing law for the purposes of any arbitration arising hereunder shall be in
Pennsylvania. The prevailing party shall be entitled to receive its reasonable attorney's fees and all costs relating to the arbitration. Any award rendered by arbitration shall be final and binding on the parties, and judgment thereon may be entered in any court of competent jurisdiction.

17. Successors. This Agreement and all rights and obligations thereunder shall be binding upon an inure to the benefit of each party's successors, but may not be assigned without the prior written consent of the other party, which shall not be unreasonably withheld or delayed.

18. Severability. If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed severable.

19. Authorization. The Company represents and warrants that it has all requisite power and authority, and has received all necessary authorizations, to enter into and carry out the terms and provisions of this Agreement.

20. Entire Agreement.
This agreement constitutes the entire agreement between the parties and replaces any prior agreements written or oral. This agreement may only be modified in writing.

Agreed and accepted as of the date above.

Innovative Designs, Inc.

By:/s/Joseph Riccelli
Joseph Riccelli-Chief Executive Officer

C. Dillow & Company, Inc.

/s/ Chad Dillow
Chad Dillow,  Chief Executive Officer